Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Central Garden & Pet Company’s Registration Statement Nos. 333-09085, 333-96816, 333-41931, 333-84737, 333-83022, 333-105965 and 333-134055 on Form S-8 and Registration Statement Nos. 333-05261, 333-22209 and 333-46437 on Form S-4 of our report dated May 11, 2006, relating to our audits of the consolidated financial statements of Farnam Companies, Inc. and Subsidiary appearing in this Current Report on Form 8-K/A of Central Garden & Pet Company dated May 11, 2006, and the inclusion of our report in this Current Report on Form 8-K/A.

Phoenix, Arizona
May 12, 2006

PEOPLE. PRINCIPLES. POSSIBILITIES.

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1850 N. Central Avenue • Suite 400 • Phoenix, Arizona 85004 • Phone 602.264.5844 • Fax 602.277.4845 • EOE